Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

January 29, 2009

iPath®

INTRODUCING TWO iPATH® VOLATILITY SOLUTIONS: VXX AND VXZ

The CBOE Volatility Index® (VIX®) has become an increasingly visible measure of market volatility for investors. Until today, derivative instruments such as options, swaps and futures have been the only means of access to this index.

VXX—iPath® S&P 500 VIX Short-term FutureS™ ETN Linked to the S&P 500 VIX Short-term Futures™ Index TR (1–2 month). Measures the return from a daily rolling long position in the first and second month VIX® futures contracts, to maintain a constant one-month maturity.

VXZ—iPath® S&P 500 VIX MID-TERM FUTURES™ ETN Linked to the S&P 500 VIX Mid-term Futures™ Index TR (4–7 month). Measures the return from a daily rolling long position in the fourth, fifth, sixth and seventh month VIX® futures contracts, to maintain a constant five-month maturity.

10 BIGGEST DAILY S&P FALLS FROM 2005 TO 2008

S&P 500® INDEX VIX INDEX S&P 500 VIX SHORT-TERM FUTURES™ INDEX TR S&P 500 VIX MID-TERM FUTURES™ INDEX TR

10/15/08–9.0%25.6%14.0%8.4%

12/1/08–8.9%23.9%12.8%10.5%

9/29/08–8.8%34.5%14.0%8.3%

10/9/08–7.6%11.1%10.0%5.0%

11/20/08–6.7%8.9%5.3%4.9%

11/19/08–6.1%9.8%9.8%6.5%

10/22/08–6.1%31.1%10.3%6.6%

10/7/08–5.7%3.1%9.6%0.7%

11/5/08–5.3%14.3%6.5%5.9%

11/12/08–5.2%8.2%7.7%2.8%

Sources: Bloomberg, Standard & Poor’s 12/31/08.

THREE-YEAR MONTHLY RETURN CORRELATION AS OF 12/31/08

S&P 500® Index 1.00

CBOE SPX Volatility Index® –0.71

S&P 500 VIX Short-Term Futures™ Index TR –0.86

S&P 500 VIX Mid-Term Futures™ Index TR –0.79

Sources: S&P, Bloomberg, BGI (12/05–12/08), based on monthly returns.

iPath Volatility® ETN Benefits

No need to maintain futures/options accounts

No need to manage expensive options portfolio/rolling of futures contracts on a monthly basis

Need for in-house futures and options trading expertise is minimized

Provides a liquid instrument to access directional VIX® return. VIX® represents a CBOE proprietary calculation of S&P 500® Index (SPX) options and is not directly investable.

INTRODUCING TWO iPATH VOLATILITY SOLUTIONS: VXX AND VXZ

iPATH VOLATILITY ETN CHARACTERISTICS

NOTE NAME

iPATH® S&P 500 VIX SHORT-TERM FUTURES™ ETN

iPATH® S&P 500 VIX MID-TERM FUTURES™ ETN

Ticker

Yearly Fee*

Exchange

Futures Contracts

Average Maturity Target

Redemption Charge†

VXX

0.89%

NYSE Arca

1, 2 Month

1 Month

Yes

VXZ

0.89%

NYSE Arca

4, 5, 6, 7 Month

5 Month

Yes

The investor fee is the Yearly Fee times the applicable closing indicative value times the applicable daily index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will be equal to the Yearly Fee times the closing indicative value for that series on the immediately preceding calendar day times the daily index factor on that day (or, if such day is not an index business day, one) divided by 365.† The redemption charge is a one-time charge imposed upon early redemption and is equal to 5 bps times the daily closing indicative value on the valuation date. Subject to requirements described in the prospectus, the Securities may be redeemed. In order to exercise the right to redeem the Securities on any redemption date, the Securities must be redeemed by the holder in blocks of at least 25,000 of the same series at one time. A redemption charge will apply.

PORTFOLIO STRATEGIES

Manage risk/hedge

Negative historical correlations to equity markets provides tool to hedge equity exposure and manage risk

Directional bets on volatility

Buy/sell VIX futures if belief is volatility is increasing/decreasing

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. you may get these documents for free by visiting www.iPathetN.com or edgar on the SEC website at www.sec.gov alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPath, or you may request a copy from any other dealer participating in the offering.

Barclays Global Investors Fund Distribution Company, an affiliate of Barclays Global Investors, N.A. (“BGINA”), assists in the promotion of the Securities. Barclays Global Investors, N.A. and Barclays Capital Inc. (“BCI”) are affiliates of Barclays Bank PLC.

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. the Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to direct investment in index or index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased. An investment in iPath ETNs may not be suitable for all investors. The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. Sales in the secondary market may result in significant losses.

An investment in iPath ETNs linked to the performance of the S&P 500 VIX Short-Term Futures™ Index TR and the S&P 500 VIX Mid-Term Futures™ Index TR is subject to risks associated with fluctuations, particularly a decline, in the performance of each index. Because the performance of each index is linked to the CBOE Volatility Index (the “VIX Index”), the performance of each index will depend on many factors including the level of the S&P 500® Index, the prices of options on the S&P 500® Index, and the level of the VIX Index which may change unpredictably, affecting the value of futures contracts on the VIX Index and, consequently, the level of each index. Additional factors that may contribute to fluctuations in the level of each index include prevailing market prices and forward volatility levels of the U.S. stock markets and the equity securities included in the S&P 500® Index, the prevailing market prices of options on the VIX Index, relevant futures contracts on the VIX Index, or any other financial instruments related to the S&P 500® Index and the VIX Index, interest rates, supply and demand in the listed and over-the-counter equity derivative markets as well as hedging activities in the equity-linked structured product markets.” Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500™”, “S&P 500 VIX Short-Term Futures™” and “S&P 500 VIX Mid-Term Futures™” are trademarks of Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. and have been licensed for use by Barclays. “VIX®” is a registered trademark of the Chicago Board Options Exchange, Incorporated and has been licensed for use by S&P. The Securities are not sponsored, endorsed, sold or promoted by Standard & Poor’s or CBOE, and Standard & Poor’s and CBOE make no representation regarding the advisability of investing in the Securities. ©2009 BGINA. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0038-0109 1633-07OM-1/09

NOT FDIC Insured No Bank guarantee May Lose Value

iPath

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